EXHIBIT 10.102

AMENDMENT NO. 4

TO TRADEMARK LICENSE AND TECHNICAL ASSISTANCE AGREEMENT

                This Amendment No. 4, dated October 2, 2002, is to the Trademark License and Technical Assistance Agreement dated January 15, 1998, by and between Latitude Licensing Corp. (“Licensor”) and I.C. Isaacs & Company L.P. (“Licensee”) (the “Agreement”).  Previous amendments to the Agreement were made effective on November 12, 1998, June 21, 2000 and May 31, 2001.  Capitalized terms used herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

                WHEREAS, the parties therefore wish to extend the term and scope of the Agreement and to provide for certain fees as set forth herein.

                NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

                1.             Section 2 — Term and Territory

                Section 2.1 of the Agreement, relating to the term and territory, is hereby amended by adding the following provision as the last sentence:

In addition, Licensee shall have the option to renew this Agreement for an additional term of four (4) years commencing January 1, 2008 and ending December 31, 2011.

                2.             Section 5 — Royalties

                Section 5.2 of the Agreement, is hereby amended by adding the following to the Minimum Royalties table set forth therein:

Calendar Year	Minimum Royalties
2008	$3,000,000
2009	$3,000,000
2010	$3,000,000
2011	$3,000,000

                3.             Section 9 — Sales

                Section 9 of the Agreement, relating to sales, is hereby amended by adding the following provision as Section 9.3:

9.3           Licensor shall retain the services of a consultant or consultants (which may be or include the Designated Representative, as such term is hereinafter defined) (the “Consultants”) for the purpose of assisting Licensee’s senior executives with the implementation of this Agreement.  The

Consultants shall provide such services by way of interaction solely with Licensee’s senior management.  The Consultants shall be selected by Licensor subject to the prior approval of the Chief Executive Officer of Licensee.  Licensee shall pay the Licensor Consultants’ fees (the “Consultants’ Fees”) in an aggregate amount of One Hundred Twenty-five Thousand Dollars ($125,000) for calendar year 2002, and One Hundred Fifty Thousand Dollars ($150,000) for each remaining calendar year under the term of this Agreement; such amounts shall be inclusive of all expenses relating to such Consultants for such calendar year and shall be prorated for any partial year subsequent to 2002.  The Consultants’ Fees for each year under the term of this Agreement shall be payable in equal installments on the last day of each fiscal quarter of the Company (each March 31, June 30, September 30 and December 31 of any year under the term of this Agreement), beginning on June 30, 2002.

For purposes of this Section, “Designated Representative” shall mean an individual designated in writing to the Licensee by                              as the designated representative of                              .

                4.             Section 26 — Right of First Refusal

                The first sentence of Section 26, relating to the right of first refusal, is hereby deleted and replaced with the following sentence:

Should Licensor decide, at its initiative or upon an offer from a third party, to introduce, market, import, manufacture and/or distribute, or cause to be introduced, marketed, imported or manufactured, within the Territory, any of the following additional products: (i) Men’s Active, (ii) Boys’, Women’s and Girls’ Jeans, Casual or Active collections, and (iii) Underwear, Licensee shall have a right of First Refusal for a license for these products, with terms and royalty rates as offered by the third party or otherwise to be discussed and agreed upon at that time.

                5.             Section 32 — Licensor’s Brand Strategy

                At the end of Section 31 of the Agreement, the following shall be added to the Agreement as a new section:

                Section 32.             Licensor’s Brand Strategy. Licensor is responsible for, and will control the brand’s strategic positioning and the voice of the brand.  Licensor will provide communication guidelines to Licensee to help in developing communication execution.  Licensee shall submit to Licensor for review, prior to submission to the advertising agency, any campaign briefing materials, and shall consult with Licensor before accepting any creative response to such briefing materials.  The Trademarks, the visual representation, and the image of the Products shall be subject to written approval by Licensor (which shall not be unreasonably withheld) prior to public distribution or display in any medium; provided, however, that any advertising or promotional materials supplied by Licensor will not require its approval prior to dissemination by Licensee, except as otherwise provided in this Agreement.  All advertising campaigns in the Territory shall correspond to the international advertising theme and image worldwide.  Licensor will make available to Licensee all advertising campaigns produced worldwide.  The Licensee shall cause its advertising staff and/or agency to consult with Licensor’s designated advertising agency and/or creative staff, at least twice a year, for a review of Product image and with a view toward coordinating and enhancing worldwide advertising strategy.  Approved advertising and promotional materials shall not be disapproved by Licensor for use within the same campaign.

                6.             Effective Date

                This Amendment No. 4 shall be effective as of the date first written above.

                7.             Full Force and Effect

                Except as expressly amended by this Amendment No. 4, the Agreement shall continue in full force and effect.

                IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment No. 4 as of the dates indicated below.

LATITUDE LICENSING CORP.		I.C. ISAACS & COMPANY L.P.

By:	/s/ Pierre Martin	By:	/s/ Robert J. Arnot
Name:	Pierre Martin	Name:	Robert J. Arnot
Title:	Vice President	Title:	Chief Executive Officer
Date:	10/2/02	Date:	Sept. 18, 2002